Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Seacoast Banking Corporation of Florida on Form S-4 of our report dated February 27, 2020, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Seacoast Banking Corporation of Florida for the year ended December 31, 2019, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Crowe LLP
Crowe LLP
Fort Lauderdale, Florida
April 6, 2020